Exhibit T3A.5

LIMITED LIABILITY COMPANY AGREEMENT

OF

WEBCRAFT CHEMICALS, LLC

This Limited Liability Company Agreement (the “Agreement”) of Webcraft Chemicals, LLC, is entered into as of November 20, 2000 by Webcraft, LLC, as member (the “Member”).

The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1.             Name.  The name of the limited liability company formed hereby is Webcraft Chemicals, LLC (the “Company”).

2.             Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.             Registered Office.  The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

4.             Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

5.             Member.  The name and the business, residence or mailing addresses of the Member is as follows:

Name	Address

Webcraft, LLC	1009 Lenox Drive Building 4, Suite 201 Lawrenceville, NJ 08648-2321

6.             Powers.  The business and affairs of the Company shall be managed by or under the direction of the Member.  The Member shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware.  Any officer of the Member or an agent, including an attorney-in-fact, is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereto) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

7.             Capital Contributions.  The Member is not required to make any initial capital contribution to the Company.

8.             Additional Contributions.  The Member is not required to make any additional capital contribution to the Company; provided, however, the Member may make additional contributions to the Company with the written consent of the Member.

9.             Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated to the Member.

10.           Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

11.           Admission of Additional Members.  One or more additional members of the Company may be admitted to the Company with the consent of the Member.

12.           Liability of Members.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company.  The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

13.           Separability of Provisions.  Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

14.           Entire Agreement.  This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

15.           Amendments.  This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

16.           Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally hound hereby, has duly executed this Limited Liability Company Agreement as of the 20th day of November, 2000.

WEBCRAFT, LLC

By:	Vertis, Inc., its managing member

	By:	/s/ Irene Fisher
		Name:	Irene Fisher
		Title:	Senior Vice President